Exhibit 99.1

Worthington Elevates Rose to Executive Vice President

COLUMBUS, OH – July 21, 2014 -- Worthington Industries Inc. (NYSE: WOR) Chairman and CEO John McConnell announced today that Andy Rose has been promoted to executive vice president in recognition of his expanded leadership role and contributions to the Company over the last 5 1/2 years.

Rose joined Worthington Industries in December 2008 as chief financial officer, a position he will continue to hold. During his tenure, he has played a central role in developing corporate strategy, designing and executing the Company’s acquisition plan and driving efficiencies as part of the broader Transformation. Worthington Industries has acquired 15 companies for a total of $650 million and raised over $1 billion in the capital markets under Rose’s leadership.

About Worthington Industries

Worthington Industries is a leading diversified metals manufacturing company with 2014 fiscal year sales of $3.1 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured metal products, such as propane, oxygen, refrigerant and industrial cylinders, hand torches, camping cylinders, scuba tanks, compressed natural gas storage cylinders, helium balloon kits and exploration, recovery and production tanks for global energy markets; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; laser welded blanks; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings and light gauge steel framing for commercial and residential construction. Worthington employs approximately 10,000 people and operates 79 facilities in 10 countries.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the Company which are not historical information constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.